                                                                  EXHIBIT (C)(1)

                         INVESTMENT ADVISORY AGREEMENT

     THIS INVESTMENT ADVISORY AGREEMENT dated as of October 31, 1996, by and between VAN KAMPEN AMERICAN CAPITAL PRIME RATE INCOME TRUST (the "Fund"), a Massachusetts business trust (the "Trust"), and VAN KAMPEN AMERICAN CAPITAL INVESTMENT ADVISORY CORP. (the "Advisor"), a Delaware corporation.

     1. (A) Retention of Advisor by Fund. The Fund hereby employs the Advisor to act as the investment adviser for and to manage the investment and reinvestment of the assets of the Fund in accordance with the Fund's investment objective and policies and limitations, and to administer its affairs to the extent requested by, and subject to the review and supervision of, the Board of Trustees of the Fund for the period and upon the terms herein set forth. The investment of funds shall be subject to all applicable restrictions of applicable law and of the Declaration of Trust and By-Laws of the Trust, and resolutions of the Board of Trustees of the Fund as may from time to time be in force and delivered or made available to the Advisor.

     (B) Advisor's Acceptance of Employment. The Advisor accepts such employment and agrees during such period to render such services, to supply investment research and portfolio management (including without limitation the selection of securities for the Fund to purchase, hold or sell and the selection of brokers through whom the Fund's portfolio transactions are executed, in accordance with the policies adopted by the Fund and its Board of Trustees), to administer the business affairs of the Fund, to furnish offices and necessary facilities and equipment to the Fund, to provide administrative services for the Fund, to render periodic reports to the Board of Trustees of the Fund, and to permit any of its officers or employees to serve without compensation as trustees or officers of the Fund if elected to such positions.

     (C) Independent Contractor. The Advisor shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed as agent of the Fund.

     (D) Non-Exclusive Agreement. The services of the Advisor to the Fund under this Agreement are not to be deemed exclusive, and the Advisor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

     2. (A) Fee. For the services and facilities described in Section 1, the Fund will accrue daily and pay to the Advisor at the end of each calendar month an investment management fee equal to a percentage of the average daily net assets of the fund as follows:

                                                                         FEE PERCENT OF
   AVERAGE DAILY                                                         AVERAGE DAILY
    NET ASSETS                                                             NET ASSETS
-------------------                                                      --------------
First $4.0 billion....................................................     .950 of 1%
Next $3.5 billion.....................................................     .900 of 1%
Next $2.5 billion.....................................................     .875 of 1%
Over $10 billion......................................................     .850 of 1%

     (b) Determination of Net Asset Value. The net asset value of the Fund shall be calculated as of the close of the New York Stock Exchange on the last day the Exchange is open for trading in each calendar week or as of such other time or times as the trustees may determine in accordance with the provisions of applicable law and of the Declaration of Trust and By-Laws of the Trust, and resolutions of the Board of Trustees of the Fund as from time to time in force. For the purpose of the foregoing computations, on each such day when net asset value is not calculated, the net asset value of a share of beneficial interest of the Fund shall be deemed to be the net asset value of such share as of the close of business of the last day on which such calculation was made.

     (c) Proration. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the Advisor's fee on the basis of the number of days that the Agreement is in effect during such month and year, respectively.
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     3. Expenses. In addition to the fee of the Advisor, the Fund shall assume and pay any expenses for services rendered by a custodian for the safekeeping of the Fund's securities or other property, for keeping its books of account, for any other charges of the custodian and for calculating the net asset value of the Fund as provided above. The Advisor shall not be required to pay, and the Fund shall assume and pay, the charges and expenses of its operations, including compensation of the trustees (other than those who are interested persons of the Advisor), charges and expenses of independent accountants, of legal counsel and of any transfer or dividend disbursing agent, costs of acquiring and disposing of portfolio securities, cost of listing shares of the New York Stock Exchange or other exchange interest (if any) on obligations incurred by the Fund, costs of share certificates, membership dues in the Investment Company Institute or any similar organization, costs of reports and notices to shareholders, costs of registering shares of the Fund under the federal securities laws, miscellaneous expenses and all taxes and fees to federal, state or other governmental agencies on account of the registration of securities issued by the Fund, filing of corporation documents or otherwise. The Fund shall not pay or incur any obligation for any management or administrative expenses for which the Fund intends to seek reimbursement from the Advisor without first obtaining the written approval of the Advisor. The Advisor shall arrange, if desired by the Fund, for officers or employees of the Advisor to serve, without compensation from the Fund, as trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law.

     4. Interested Persons. Subject to applicable statutes and regulations, it is understood that trustees, officers, shareholders and agents of the Fund are or may be interested in the Advisor as directors, officers, shareholders, agents or otherwise and that the directors, officers, shareholders and agents of the Advisor may be interest in the Fund as trustees, officers, shareholders, agents or otherwise.

     5. Liability. The Advisor shall not be liable for any error of judgment or of law, or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Advisor in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

     6. (A) Term. This Agreement shall become effective on the date hereof and shall remain in full force until the second anniversary of the date hereof unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved at least annually in the manner required by the Investment Company Act of 1940, as amended.

     (B) Termination. This Agreement shall automatically terminate in the event of its assignment. This Agreement may be terminated at any time without the payment of any penalty by the Fund or by the Advisor on sixty (60) days written notice to the other party. The Fund may effect termination by action of the Board of Trustees or by vote of a majority of the outstanding shares of stock of the Fund, accompanied by appropriate notice. This Agreement may be terminated at any time without the payment of any penalty and without advance notice by the Board of Trustees or by vote of a majority of the outstanding shares of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Advisor or any officer or director of the Advisor has taken any action which results in a breach of the covenants of the advisor set forth herein.

     (C) Payment upon Termination. Termination of this Agreement shall not affect the right of the Advisor to receive payment on any unpaid balance of the compensation described in Section 2 earned prior to such termination.

     7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

     8. Notices. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     9. Disclaimer. The Advisor acknowledges and agrees that, as provided by
Section 5.5 of the Declaration of Trust of the Trust, the shareholders, trustees, officers, employees and other agents of the Trust and the Fund
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shall not personally be bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder.

     IN WITNESS WHEREOF, the Fund and the Advisor have caused this Agreement to be executed on the day and year first above written.

                                          VAN KAMPEN AMERICAN CAPITAL
                                            INVESTMENT ADVISORY CORP.

                                          By:       /s/ DENNIS J. MCDONNELL
                                            ------------------------------------
                                                         President

                                          VAN KAMPEN AMERICAN CAPITAL
                                            PRIME RATE INCOME TRUST

                                          By:        /s/ RONALD A. NYBERG
                                            ------------------------------------
                                                         Secretary